                                                                    EXHIBIT 99.1

                           [COMPANY LETTERHEAD]

March 22, 2002

United States Securities and Exchange Commission
Washington, DC 20549

Re: Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

Weatherford International, Inc. has obtained a representation from Arthur Andersen LLP, dated as of March 22, 2002, that states:

"We have audited the consolidated financial statements of Weatherford International, Inc. and subsidiaries as of December 31, 2000 and for the two years then ended and have issued our report thereon dated March 16, 2001. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."


Weatherford International, Inc.

By:      /s/ Lisa W. Rodriguez
         --------------------------------------------
         Vice President, Finance and Accounting
         (Principal Financial and Accounting Officer)